January 30, 2006

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street NE

Washington, DC  20549

Re: Pacific Asia China Energy Inc. (formerly Permission Marketing Solutions Inc.) – Form 20-FA Amendment No. 1 Registration Statement

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the inclusion in this Form 20-FA Amendment No. 1 Registration Statement:

Our report dated June 26, 2006 to the Stockholders on the consolidated financial statements of Pacific Asia China Energy Inc. (formerly Permission Marketing Solutions Inc.) as of February 28, 2006 and 2005 and for the year ended February 28, 2006 and the period from September 7, 2004 (date of incorporation) to February 28, 2005.

In addition, we also consent to the reference to our firm as experts in accounting and auditing included in this Registration Statement.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton LaBonte LLP

“DMCL” Chartered Accountants

Vancouver, Canada